SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

      Filed by the registrant  |X|
      Filed by a party other than the registrant |_|
      Check the appropriate box:
|_|   Preliminary proxy statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive proxy statement
|_|   Definitive additional materials
|_|   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     FRANKLIN CREDIT MANAGEMENT CORPORATION
                     --------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |X| No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     |_| Fee paid previously with preliminary materials.

     |_| Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                     FRANKLIN CREDIT MANAGEMENT CORPORATION
                               Six Harrison Street
                            New York, New York 10013


                                                                  April 22, 2005


To Our Stockholders:

      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Franklin Credit Management Corporation (the "Company"), which will be held at the corporate offices of the Company, located at Six Harrison Street, Fourth Floor, New York, New York, on Thursday, May 5, 2005, at 10:00 A.M., Eastern Daylight Time.

      The Notice of Annual Meeting and Proxy Statement covering the formal business to be conducted at the Annual Meeting follow this letter and are accompanied by the Company's Annual Report for the fiscal year ended December 31, 2004.

      We hope you will attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

                                          Sincerely yours,


                                          /s/ Thomas J. Axon
                                          -----------------------
                                          THOMAS J. AXON
                                          Chairman

                     FRANKLIN CREDIT MANAGEMENT CORPORATION
                               Six Harrison Street
                            New York, New York 10013
                                ----------------
                                 (212) 925-8745

                  NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
                                   May 5, 2005
                                ----------------


      Notice is hereby given that the Annual Meeting of Stockholders of Franklin Credit Management Corporation (the "Company") will be held at the corporate offices of the Company, located at Six Harrison Street, Fourth Floor, New York, New York, at 10:00 A.M., Eastern Daylight Time, on Thursday, May 5, 2005 for the following purposes:

          1.   to elect nine directors to the Company's Board of Directors;

          2. to ratify the appointment of Deloitte & Touche as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005; and

          3. to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

      The Board of Directors unanimously recommends that you vote FOR the election of all nine nominees as Directors and FOR the approval of the appointment of the independent registered public accounting firm.

      Stockholders of record at the close of business on March 28, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

      Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy in the reply envelope provided which requires no postage if mailed in the United States. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy. By promptly returning your proxy, you will greatly assist us in preparing for the Annual Meeting.

                                    By Order of the Board of Directors,



                                    /s/ Thomas J. Axon
                                    -------------------------
                                    THOMAS J. AXON
                                    Chairman


New York, New York
April 22, 2005

                     FRANKLIN CREDIT MANAGEMENT CORPORATION
                               Six Harrison Street
                            New York, New York 10013
                                 (212) 925-8745
                               -----------------

                               PROXY STATEMENT FOR
                       2005 ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 5, 2005
                               -----------------


General Information

      This Proxy Statement and the enclosed form of proxy are being furnished, commencing on or about April 22, 2005, in connection with the solicitation of proxies in the enclosed form by the Board of Directors of Franklin Credit Management Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders ("Stockholders") of the Company (the "Annual Meeting"). The Annual Meeting will be held at the corporate offices of the Company, located at Six Harrison Street, Fourth Floor, New York, New York, at 10:00 A.M., Eastern Daylight Time, on Thursday, May 5, 2005, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2005 Annual Meeting of Stockholders.

      The annual report of the Company, containing financial statements of the Company as of December 31, 2004, and for the year then ended (the "Annual Report"), has been delivered to you or is included with this proxy statement.

      A list of the Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders during ordinary business hours for a period of ten days prior to the Annual Meeting at the corporate offices of the Company. A Stockholder list will also be available for examination at the Annual Meeting.

      If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before that meeting. The enclosed proxy is being solicited by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted (i) FOR the election as Directors of the nine nominees named below under the caption "Election of Directors" to the terms specified under such caption, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP ("D&T") as independent registered public accounting firm for the Company's fiscal year ending December 31, 2005, and (iii) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Attendance in person at the Annual Meeting will not of itself revoke a proxy; however, any Stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by timely submitting a properly executed proxy with a later date or by sending a written notice of revocation to the Secretary of the Company at the Company's principal executive offices.

      This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders of the Company on or about April 22, 2005.

      Following the original mailing of proxy solicitation material, executive and other employees of the Company and professional proxy solicitors may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of the Company's Common Stock to forward proxy solicitation material to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwarding. The cost of soliciting proxies in the enclosed form will be borne by the Company.

      The Company's Board of Directors has unanimously voted to recommend that you vote for the nominees for election to the Board of Directors listed below and for the appointment of D&T as the independent public auditors of the Company for the fiscal year ended December 31, 2005.

Voting of Shares

      The holders of one-half of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in "street name" must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded from exercising their discretion on certain types of proposals. However, brokers have discretionary authority to vote on all the proposals being submitted hereby to the Stockholders. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.

      The election of each nominee for Director requires a plurality of votes cast. Accordingly, abstentions and Broker non-votes will not affect the outcome of the election; votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the appointment of the independent public auditors. On this matter the abstentions will have the same effect as a negative vote. Because Broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, a Broker non-vote will have no effect on the outcome. Proxies solicited by the Board of Directors will be voted for each of the nominees listed above, unless Stockholders specify otherwise.

      The Company will appoint an inspector to act at the Annual Meeting who will: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determinations by such inspector; and (5) certify his determination of the number of shares represented at the Annual Meeting and his count of all votes and ballots.

      Only Stockholders of record at the close of business on March 28, 2005 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on March 28, 2005, there were outstanding 6,082,295 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement thereof, with no cumulative voting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 31, 2005, the number of shares of Common Stock (and the percentage of the Company's Common Stock) beneficially owned by (i) each person known (based solely on Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission")) to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each Director and nominee for Director of the Company, (iii) the Named Executive Officers (as defined in "Executive Compensation" below), and (iv) all Directors and Executive Officers of the Company as a group (based upon information furnished by such persons). Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. In general, a person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

------------------------------------------------------------------------------
Name and Address of                Number of Shares     Percentage (%) of
Beneficial Owner (1)              Beneficially Owned  Common Stock Outstanding
------------------------------------------------------------------------------
Lawrence J. Goldstein (2).........     317,619                5.2%
1865 Palmer Avenue
Larchmont, New York 10538
------------------------------------------------------------------------------
Thomas J. Axon (3)................   3,312,619               53.5%
------------------------------------------------------------------------------
Jeffrey R. Johnson (4)............     120,000                2.0%
------------------------------------------------------------------------------
Joseph Caiazzo (5)................     218,550                3.5%
------------------------------------------------------------------------------
Michael Bertash (6)...............      33,667                  *
------------------------------------------------------------------------------
Frank B. Evans, Jr. (7)...........     867,425               14.2%
------------------------------------------------------------------------------
Alexander Gordon Jardin...........           0                  -
------------------------------------------------------------------------------
Steven W. Lefkowitz (8)...........     273,167                4.4%
------------------------------------------------------------------------------
Allan R. Lyons (6)................      71,167                1.2%
------------------------------------------------------------------------------
William F. Sullivan (9)...........      63,367                1.0%
------------------------------------------------------------------------------
Robert M. Chiste..................       6,000                  *
------------------------------------------------------------------------------
Alan Joseph (10)..................     103,500                1.7%
------------------------------------------------------------------------------
Paul D. Colasono..................           0                  *
------------------------------------------------------------------------------
John Devine (11)..................      66,500                1.1%
------------------------------------------------------------------------------
All Directors and Executive
Officers as a group
(13 persons) (12).................   5,164,962               75.7%

------------------------------------------------------------------------------

*    Indicates beneficial ownership of less than one (1%) percent.

(1) Unless otherwise indicated the address of each beneficial owner identified is C/O Franklin Credit Management Corporation, Six Harrison Street, New York, New York 10013.

(2) Includes 295,319 shares held by Santa Monica Partners, L.P. and its general partner, SMP Asset Management, LLC, of which Mr. Goldstein is president and sole owner; 7,800 shares held by Santa Monica Partners II, L.P. and its general partner, Santa Monica Partners Asset Management LLC, of which Mr. Goldstein is president and sole owner; and 14,500 shares held by Mr. Goldstein.

(3) Includes 115,000 shares issuable upon exercise of options exercisable within sixty days.

(4) Includes 100,000 restricted shares, of which 10,000 have vested, 5,000 vest on the first day of each of the first eight calendar quarters beginning on April 1, 2005, and 6,250 vest on the first day of each of the first eight calendar quarters beginning on April 1, 2007, so long as Mr. Johnson remains in the employ of the Company.

(5) Includes 190,000 shares issuable upon exercise of options exercisable within sixty days.

(6) Includes 33,667 shares issuable upon exercise of options exercisable within sixty days.

(7) Includes 5,000 shares beneficially owned by each of four minor children for which Mr. Evans is the trustee. Includes 24,000 shares issuable upon exercise of options exercisable within sixty days.

(8) Includes 87,000 shares issuable upon exercise of warrants exercisable within sixty days and 28,667 shares issuable upon exercise of options exercisable within sixty days. Includes 47,500 shares beneficially owned by Mr. Lefkowitz's wife.

(9) Includes 28,667 shares issuable upon exercise of options exercisable within sixty days.

(10) Includes 103,500 shares issuable upon exercise of options exercisable within sixty days.

(11) Includes 60,000 shares issuable upon exercise of options exercisable within sixty days.

(12) Includes 652,168 shares issuable upon exercise of options exercisable within sixty days and 87,000 shares issuable upon exercise of warrants exercisable within sixty days.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on review of the copies of such reports furnished to the Company during 2004 and 2005 prior to the date hereof, the Company believes that all Section 16(a) filing requirements applicable to its Officers, Directors and ten percent stockholders were complied with except: Mssrs. Johnson, Joseph and Devine and Ms. Shaw each belatedly filed a report in connection with becoming an executive officer; and Mssrs. Bertash, Evans, Lefkowitz, Lyons and Sullivan each belatedly filed a report in connection with a single transaction.

                                    PROPOSALS

      The Company's Board of Directors has unanimously voted to recommend the nominees for election to the Board of Directors listed below and for the appointment of D&T as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2005.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election

      Effective upon the election of Directors at the 2005 Annual Meeting, the Board of Directors will be divided into three classes. At each annual meeting after the 2005 Annual Meeting, each class will be elected for a term of three years, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entities the holders thereof to designate a director or directors with a longer or shorter term. To effect the transition to a classified board, the nominees for election at the Annual Meeting have been divided into classes and nominated for terms of one, two or three years, so that the terms of three directors will expire at each of the next three annual meetings. At each such meeting, directors will be elected to the class the terms of which has then expired for a new term of three years.

      Unless instructed otherwise, the enclosed proxy will be voted FOR the election of the nominees named below. Voting is not cumulative. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine. Proxies cannot be voted for a greater number of persons than the number of nominees named.

      The Board of Directors unanimously recommends a vote FOR the election of each of the nominees named below.

Director Nominee Information

      The following sets forth certain information with respect to each of the nine nominees to the Board of Directors:

                                                Year First
Name                                  Age     Elected Director    Position
----                                  ---     ----------------    --------

Nominees to Board Terms Expiring 2006

Robert M. Chiste                       58          N/A (1)      Director-Nominee

Alexander Gordon Jardin                52          2005             Director

William F. Sullivan                    55          1996             Director

Nominees to Board Terms Expiring 2007

Michael Bertash                        52          1998             Director

Frank B. Evans, Jr.                    53          1994             Director

Steven W. Lefkowitz                    49          1996             Director

Nominees to Board Terms Expiring 2008

Thomas J. Axon                         52          1988    Chairman and Director

Jeffrey R. Johnson                     55          2004      President, Chief
                                                             Executive Officer
                                                             and Director

Allan R. Lyons                         64          1995             Director


(1) Mr. Chiste served as a member of the Board of Directors from 1994 until 2001.

Nominees for Class 1 Directors with Terms Expiring in 2006

      Robert M. Chiste has served as Chairman, President and Chief Executive Officer of Comverge, Inc., a venture funded company in the utility solutions business, since October 2001. Since September 1999, Mr. Chiste has served as Chairman of FuelQuest, Inc., a business-to-business e-commerce enterprise in the fuels and lubricant industry. Since July 1998, Mr. Chiste has served as Chairman of TriActive, Inc., a network and systems management company. From March 2000 until October 2001, Mr. Chiste was a private investor. Mr. Chiste holds a Bachelor of Science with honors in mathematics from The College of New Jersey (formerly known as Trenton State College), a J.D. degree cum laude from Rutgers University School of Law and a Master of Business Administration degree cum laude from Rutgers University School of Management. Mr. Chiste served as a Member of the Board of Directors from 1994 until 2001. Mr. Chiste was recommended as a director-nominee by a non-management director. The Nominating and Corporate Governance Committee recommended and the Board of Directors nominated Mr. Chiste to stand for election as a Class 1 Director of the Company.

      Alexander Gordon Jardin has served as President and Chief Operating Officer of Fenimore Reinsurance Corporation, a company in formation that will operate as a life and health reinsurer, since April 2004. From October 2000 until April 2004, Mr. Jardin served as Senior Vice President, Reinsurance of Business Men's Assurance and then as President and Chief Operating Officer of Generali USA Life Reinsurance Company, a wholly-owned subsidiary of Assicurazioni Generali S.p.A., a leading international insurer, and the successor of Business Men's Assurance. From July 1993 to August 2000, Mr. Jardin was President and Chief Executive Officer of Partner Re Life Insurance Company of the U.S. (previously known as Winterthur Life Re Insurance Company), the U.S. life reinsurance subsidiary of Partner Re and a leading provider of multi-line reinsurance on a global scale with principal offices in Bermuda, Greenwich, Paris and Zurich. From 1986 to 1993, Mr. Jardin was Vice President and General Manager, Reinsurance of Sun Life of Canada. Mr. Jardin holds a Bachelor of Science degree from McGill University.

      William F. Sullivan has been the sole proprietor of the Law Office of William F. Sullivan since July 2004. From 1985 until June 2004, Mr. Sullivan was a Partner at Marnik & Sullivan, a general practice law firm. Mr. Sullivan is admitted to both the New York State and Massachusetts Bar Associations. Mr. Sullivan graduated from Suffolk University School of Law and holds a Bachelor of Arts degree in Political Science from the University of Massachusetts.

Nominees for Class 2 Directors with Terms Expiring in 2007

      Michael Bertash has served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, since August 2004. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman &. Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University.

      Frank B. Evans, Jr. served as Vice President, Treasurer, Secretary and Chief Financial Officer of the Company from December 1994 until November 1998. Mr. Evans also served as Secretary, Treasurer, a Vice President and a Director of Franklin Credit Management Corporation ("Franklin") from its inception in 1990 when it was a privately held company until the merger of Franklin and Miramar Resources, Inc. in December 1994 (the "Merger"). After the Merger, Mr. Evans became a member of the Company's board of directors. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California.

      Steven W. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. From 1988 to 1990, Mr. Lefkowitz served as a Vice President of Corporate Finance for Drexel Burnham Lambert, Incorporated, where he had been employed since 1985. Mr. Lefkowitz serves on the Board of Directors of several private companies. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University.

Nominees for Class 3 Directors with Terms Expiring in 2008

      Thomas J. Axon has served as Chairman of the Board of Directors of the Company since December 1994 and as Chief Executive Officer and President from December 1994 through June 2000. From the inception of Franklin until the Merger, Mr. Axon served as the President and a Director of Franklin. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the Merger, and as a member of Miramar Resources, Inc.'s board of directors from its inception in 1988. Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, and its affiliated companies, an insurance consulting and underwriting company; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and Thomas James Realty, which hold various real estate interests and/or manage rental commercial space; and AIS Ltd., a reinsurance company. Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business.

      Jeffrey R. Johnson has served as President, Chief Executive Officer and Director of the Company since October 2004. From August 2002 until his engagement by the Company, Mr. Johnson pursued private equity investments in the mortgage and financial services industry. From March 2000 until July 2002, Mr. Johnson served as President and Chief Executive Officer of GMAC Bank, a wholly-owned subsidiary of the General Motors Corporation, which provides banking services to the various affiliates and customers of GM. From May 1997 until February 2000, Mr. Johnson served as President and Chief Executive Officer of Equifax Secure, a wholly-owned subsidiary of Equifax Inc., which provided advanced technology solutions that allow consumers and companies to securely conduct financial transactions and exchange information over the Internet. From March 1989 until January 1997, Mr. Johnson served as President and Chief Executive Officer of The Prudential Bank & Trust Company, a wholly-owned subsidiary of The Prudential Insurance Company, where he created a remote consumer banking business with over 1.5 million customer relationships. The bank offered an array of retail and commercial products including credit cards, home equity loans, consumer deposits and trust services. Mr. Johnson also held managerial and executive positions with Citibank, NationsBank, The Clorox Company and Colgate Palmolive. Mr. Johnson holds a Bachelor of Science degree in Business and a Masters of Business Administration from Arizona State University.

      Allan R. Lyons is a Certified Public Accountant and owns 21st Century Strategic Investment Planning, LC, a Florida limited company, which offers financial planning and investment structuring services and reviews financial opportunities and private placements. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons has served as a director of Source Interlink Companies, Inc. since March 2003 and is the chair of its audit committee. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College and a Masters of Business Administration degree from Ohio State University.

      No familial relationships exist between any Directors and Executive Officers.

Meetings of the Board of Directors and its Committees

      During 2004, there were seven meetings of the Board of Directors of the Company, four meetings of the Audit Committee and four meetings of the Compensation Committee. The Nominating and Corporate Governance Committee was formed in January 2005 and, as such, held no meetings in 2004. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee on which he served.

Director Attendance at Annual Meetings

      Each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director's participation by means of which the director can hear, and be heard, by those present at the meeting. At last year's annual meeting, all of the Company's directors attended in person.

Compensation of Directors

      During fiscal year 2004, the Company's non-management directors, Messrs. Bertash, Evans, Lefkowitz, Lyons and Sullivan, were granted options to purchase 3,000 shares of Common Stock pursuant to the Company's 1996 Stock Incentive Plan, as amended (the "1996 Plan"), upon their election or re-election to the Board, and received $1,000 for each Board or Committee meeting attended in person and $500 for each Board or Committee meeting attended telephonically. The options vest at the rate of 33 1/3% per year and are exercisable at an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board of Directors.

      In December 2004, Messrs. Bertash, Lefkowitz, Lyons and Sullivan, were granted additional options to purchase 5,000 shares of Common Stock, Mr. Evans was granted additional options to purchase 6,000 shares of Common Stock and Mr. Joseph was granted options to purchase 500 shares of Common Stock, pursuant to the 1996 Plan as compensation for Board service in prior years. The options vested on the date of grant. The exercise price for Messrs. Bertash, Lefkowitz, Lyons and Sullivan's options is $0.85 per share, the exercise price for Mr. Joseph's options is $0.75 per share and the exercise price for Mr. Evans' options is $1.04 per share, which was determined with reference to the share price during such prior years.

      In April 2005, the Compensation Committee recommended and the Board of Directors approved the following director compensation program, which replaces in its entirety the Company's previous director compensation program:

      o Each non-employee director will receive an annual retainer fee of $20,000 for serving on the Board.

      o Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service.

      o Each non-employee director will receive $500 for each meeting of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically.

      o Each non-employee director will receive $1,000 for each meeting of the Audit Committee attended in person and $500 for each such meeting attended telephonically.

      o Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board.

      o Each non-employee director will be granted an option to purchase 3,000 shares of common stock of the Company pursuant to the Company's 1996 Stock Incentive Plan, as amended, upon such director's election or re-election to the Board and, for each year that such director serves during such director's term on the Board, upon the anniversary of such director's election or re-election to the Board. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of common stock on the date of grant.

      Directors who are also employees of the Company do not receive any additional compensation for their service as directors and are compensated as described under "Executive Compensation."

Committees of the Board of Directors

      The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an Independent Director as such term is defined by Rule 4200(a)(15) of NASD Marketplace Rules. Each of these committees has a written charter approved by the Board of the Directors in January 2005. A copy of each charter is posted on the Company's website at www.franklincredit.com.

      Audit Committee. The Audit Committee currently consists of directors Allan
R. Lyons, Michael Bertash and Alexander Gordon Jardin. During 2004, the Audit Committee consisted of directors Frank B. Evans, Allan R. Lyons and Michael Bertash, and held four meetings. The Board of Directors has determined that each member of the Audit Committee is independent as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules, and that Mr. Lyons is an "audit committee financial expert" as defined by Regulation S-K under the Securities Act of 1933, as amended. The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the financial statements of the Company, the Company's compliance with legal and regulatory matters, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter, and include various matters with respect to the oversight of the Company's accounting and financial reporting process and audits of the financial statements of the Company on behalf of the Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of the Company; reviews the proposed scope of such audit; reviews accounting and financial controls of the Company with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates. In addition to being available on the Company's website at www.franklincredit.com, a copy of the Audit Committee charter is included in this proxy statement as Annex A. Also see "Audit Committee Report."

      Compensation Committee. The Compensation Committee currently consists of directors Steven Lefkowitz and Alexander Gordon Jardin. During 2004, the Compensation Committee consisted of directors Joseph Caiazzo, Steven W. Lefkowitz and William F. Sullivan, and held four meetings. The Compensation Committee functions include reviewing and approving the compensation and benefits for the Company's executive officers, administering the Company's stock plans and making recommendations to the Board of Directors regarding these matters.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which currently consists of Allan R. Lyons and William F. Sullivan, was formed in January 2005 and, as such, held no meetings in 2004. The Nominating and Corporate Governance Committee is responsible for searching for and recommending to the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Director's effectiveness and developing and implementing the Company's corporate governance procedures and policies. A copy of the Nominating and Corporate Governance Committee charter is available on the Company's website at www.franklincredit.com. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules.

      In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the Company the benefit of the familiarity and insight into the Company's affairs that its directors have accumulated during their tenure, while contributing to the Board of Director's ability to work as a collective body. Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating Committee's criteria for membership on the Board of Directors, whom the Nominating Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of the Company and stockholders. The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2004. As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and the Company's management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors. In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in the Company.

      The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on the Company's Board of Directors, which policy is described in this paragraph. The Committee generally requires that all candidates for the Board of Directors be committed to representing the Company and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of the Company, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for Board service, and maintain standing and reputation in the business, professional and social communities in which such candidate operates. The Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders. The Company also requires that at least a majority of the directors serving at any time are independent, as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules, that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the NASD Marketplace Rules and the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the Commission and the Audit Committee charter.

      It is the policy of the Company that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors. The Committee will give consideration to such stockholder recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. While the Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder's ownership interest in the Company. The Nominating Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in the Company of substantially the same size as at its interest at the time of making the recommendation. The Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

      The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director. The procedures are posted on the Company's website at www.franklincredit.com, and are described in this paragraph. A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder's notice of an intent to make a nomination under Article I, Section 11 of the Company's By-laws. All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, Six Harrison Street, New York, New York 10013. Submissions should be made by mail, courier or personal delivery. A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder's notice of an intent to make a nomination under Article I, Section 11 of the Company's By-laws, a copy of which is posted on the Company's website at www.franklincredit.com.

Stockholder Communications with the Board of Directors

      Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors. The process for sending such communications can be found on the Company's website at www.franklincredit.com. All stockholder communications are sent directly to board members, except for communications that contain offensive, scurrilous or abusive content, communications that advocate the Company's engaging in illegal activities, communications that have no rational relevance to the business or operations of the Company, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company generally.

Code of Ethics

      The Company has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, our Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics and Business Conduct is available on the Company's website at www.franklincredit.com.

Audit Committee Report

      The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

      The members of the Audit Committee have been appointed by the Board of Directors. During the 2004 fiscal year, the Audit Committee consisted solely of independent directors, as such term is defined by Rule 4200(a)(15) of the NASD Marketplace Rules. The Audit Committee operates under a written charter that was adopted by the Board of Directors in January 2005 in order to assure continued compliance by the Company with SEC and NASDAQ rules and regulations enacted in response to requirements of the Sarbanes-Oxley Act of 2002.

      The Audit Committee assists the Board of Directors in monitoring the integrity of the Company's financial statements, the independent registered public accounting firm's qualifications and independence, the performance of the independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. Management is responsible for the Company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

      In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 with management and with Deloitte & Touche LLP, the Company's independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company's annual financial statements.

      The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the issue of their independence from the Company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2004 is compatible with maintaining the auditors' independence and has concluded that it is.

      Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Audit Committee has also appointed, subject to stockholder ratification, the Company's independent registered public accounting firm for the year ending December 31, 2005.

      The members of the Audit Committee are Allan R. Lyons, Michael Bertash and Alexander Gordon Jardin, none of whom is or, during the fiscal year 2004, was, an employee of the Company. Mr. Jardin joined the Board of Directors in January 2005 and did not participate in the Audit Committee's deliberations in 2004.

                                  Respectfully submitted by the Audit Committee, Allan R. Lyons, Chairman
                                  Michael Bertash
                                  Alexander Gordon Jardin

                                   MANAGEMENT

Executive Officers

      The following table sets forth certain information with respect to the executive officers of the Company:

Name                             Age    Position
----                             ---    --------

Thomas J. Axon                    52    Chairman of the Board of Directors
Jeffrey R. Johnson (1)            55    President, Chief Executive Officer and
                                        Director
Paul D. Colasono (2)              58    Chief Financial Officer and Executive
                                        Vice President
Joseph Caiazzo                    47    Executive Vice President and Secretary
John Devine                       36    Vice President - Credit/Acquisitions
Kimberly Shaw                     43    Vice President - Finance, Treasurer and
                                        Controller

(1) Jeffrey R. Johnson has served as President and Chief Executive Officer of the Company since October 4, 2004.

(2)   Paul D. Colasono became Chief Financial Officer in April 2005.

      Paul D. Colasono became Chief Financial Officer and Executive Vice President of the Company in April 2005. Mr. Colasono has more than 30 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by the Company, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York ("Dime Bank") in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank's mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John's University.

      Joseph Caiazzo has served as Executive Vice President since September 2004 and as Secretary since March 1996. From March 1996 until August 2004, Mr. Caiazzo served as Vice President and Chief Operating Officer. Mr. Caiazzo has also served as President of the Company's mortgage banking subsidiary, Tribeca Lending Corporation since 1997. From August 1989 until March 1996, Mr. Caiazzo served as corporate controller of R.C. Dolner, Inc., a general contractor. Mr. Caiazzo holds a Bachelor of Science degree from St. Francis College and a Masters of Business Administration degree in Finance from Long Island University.

      John Devine has served as Vice President - Credit/Acquisitions of the Company since April 2000. From September 1997 until April 2000, Mr. Devine served as Vice President and Operations Manager of Tribeca Lending Corporation. From September 1989 until August 1997, Mr. Devine served as Vice President, Operations of the Company. Mr. Devine holds a Bachelor of Science Degree in Business Management from The City University of New York - The College of Staten Island.

      Kimberly Shaw has served as Vice President - Finance of the Company since April 2002, as Treasurer of the Company since November 2004 and as corporate controller of the Company since September 1998. Ms. Shaw is a Certified Public Accountant and holds a Bachelor of Science Degree in Business Management from Ramapo College of New Jersey.

Executive Compensation

      The following table sets forth the total compensation paid or accrued for the years ended December 31, 2004, 2003 and 2002, for each person who acted as the Company's Chief Executive Officer at any time during the year ended December 31, 2004, and its four most highly compensated executive officers, other than its Chief Executive Officer, whose salary and bonus for the fiscal year ended December 31, 2004 in excess of $100,000 each (collectively, the "Named Executive Officers").


                                                                                                                    All Other
                                                                                       Long-Term Compensation     Compensation
Name and Principal Position    Fiscal Year            Annual Compensation                      Awards                  ($)
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
                                                                                    Restricted     Securities
                                              Salary        Bonus     Other Annual    Stock        Underlying
                                                                      Compensation    Award(s)     Options/SARs
                                                ($)        ($) (1)         ($)           ($)           (#)
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
Jeffrey R. Johnson                2004         81,250       90,000     593,696 (3)     675,000          -               -
President and Chief
Executive Officer (2)
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
Seth Cohen                        2004        137,726         -             -             -             -          647,142 (6)
Chief Executive Officer and       2003        250,000      151,544          -             -             -               -
President (4)                     2002        227,000      139,937          -             -         50,000 (5)          -
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
Thomas Axon                       2004        150,000      290,000          -             -                             -
Chairman                          2003        150,000      151,544          -             -                             -
                                  2002        118,750      139,937          -             -         50,000 (7)          -
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
Joseph Caiazzo                    2004        224,167      140,000                                                      -
Executive Vice President and      2003        200,000      151,544                                                      -
Secretary                         2002        165,000      139,937                                  50,000 (5)          -
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
Alan Joseph                       2004        252,500      225,000          -             -          500 (9)            -
Chief Financial Officer (8)       2003        150,000      120,740          -             -             -               -
                                  2002        103,250       97,535          -             -        103,000 (10)         -
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------
John Devine                       2004        115,000       85,000
Vice President -                  2003        100,000       43,298
Credit/Acquisitions               2002         94,992       40,000
------------------------------ ------------ ------------- ----------- -------------- ------------ --------------- --------------

(1) Represents performance-based bonus earned for fiscal year 2004, 2003 and 2002.

(2) Jeffrey R. Johnson has served as President and Chief Executive Officer of the Company since October 1, 2004.

(3) Includes $557,295 representing reimbursement for tax liability in respect of a restricted stock award, $9,800 representing relocation expenses, $5,304 representing a car allowance, $1,697 representing medical insurance and $19,600 representing the dollar difference between the price paid to the Company by Mr. Johnson for 20,000 shares of the Company's Common Stock and the fair market value of such security at the date of purchase.

(4) Seth Cohen served as Chief Executive Officer and President of the Company until May 15, 2004.

(5) Represents options to purchase shares of the Company's Common Stock granted on May 5, 2002 at an exercise price of $0.75 per share, of which 25,000 vested on May 5, 2003 and 25,000 vested on May 5, 2004.

(6)   Represents severance and related payments.

(7) Represents options to purchase shares of the Company's Common Stock granted on May 5, 2002 at an exercise price of $0.75 per share, of which 16,667 vested on May 5, 2003, 16,667 vested on May 5, 2004 and 16,666 will vest May 5, 2005.

(8) Alan Joseph served as Executive Vice President and Chief Financial Officer of the Company until April 8, 2005.

(9) Represents options to purchase shares of the Company's Common Stock granted on December 29, 2004 at an exercise price of $0.75 per share, all of which vested immediately.

(10) Represents options to purchase shares of the Company's Common Stock granted on May 5, 2002 at an exercise price of $0.75 per share, of which 51,500 vested on May 5, 2003 and 51,500 vested on May 5, 2004.

Stock Option Grants in Fiscal 2004

      The following table sets forth individual stock options granted to the Named Executive Officers in fiscal 2004:


------------------------------------------------------------------------------------------- -------------------------------------
                                                                                               Potential Realizable Value at
                                                                                            Assumed Annual Rates of Stock Price
                                Individual Grants                                              Appreciation for Options Term
------------------ ------------------ ------------------ ---------------- ----------------- -------------- ------------ ---------
Name                   Number Of
                      Securities      Percent Of Total   Exercise Price   Expiration Date      5% ($)        10% ($)     0% ($)
                      Underlying       Options Granted
                    Option Granted     To Employees In
                          (#)            Fiscal Year         ($/Sh)
------------------ ------------------ ------------------ ---------------- ----------------- -------------- ------------ ---------
Alan Joseph             500 (1)             9.09%             $0.75           12/29/14         $7,159        $11,621     $4,250
------------------ ------------------ ------------------ ---------------- ----------------- -------------- ------------ ---------

(1) Represents options to purchase shares of the Company's Common Stock granted on December 29, 2004, all of which vested immediately.


Aggregated Options/SAR Exercises in Fiscal 2004 and Fiscal Year-End Options/SAR Values

      The following table sets forth the aggregate value, realized gain, and number of options exercised by the Named Executive Officers.


--------------------------------------------------------------------------------------------------------------------------------
                             Shares                       Number of Securities Underlying
                           Acquired On      Value          Unexercised Options at Fiscal     Value of Unexercised In-The-Money
Name                      Exercise (#)    Realized ($)             Year-End (#)              Options at Fiscal Year-End (1) ($)
--------------------------------------------------------------------------------------------------------------------------------
                                                          Exercisable      Unexercisable     Exercisable       Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Seth Cohen                   25,000       118,750 (2)          -                 -                -                  -
--------------------------------------------------------------------------------------------------------------------------------
Joseph Caiazzo                  -              -            190,000              -            1,532,600              -
--------------------------------------------------------------------------------------------------------------------------------
Thomas Axon                     -              -            115,000              -             971,750               -
--------------------------------------------------------------------------------------------------------------------------------
Alan Joseph                     -              -            103,500              -             874,575               -
--------------------------------------------------------------------------------------------------------------------------------

(1) Values are based on the closing bid price of the Common Stock on December 31, 2004 of $9.20. The value of unexercised stock options at December 31, 2004 is presented to comply with SEC regulations. The actual amount realized upon any exercise of stock options will depend upon the excess of the fair market value of the Common Stock over the grant price at the time the stock option is exercised. There is no assurance that values of unexercised stock options reflected in this table will be realized.

(2) Represents the difference between the fair market value of shares of common stock of $5.50 on August 31, 2004, the date of exercise, and the exercise price of $0.75 per share.

Equity Compensation Plans

      The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.


--------------------------------------- ----------------------------- -------------------------- ---------------------------------
                                                                                                        Number of securities
                                                                                                    remaining available for future
                                          Number of securities to be   Weighted-average exercise       issuance under equity
                                           issued upon exercise of       price of outstanding            compensation plans
                                        outstanding options, warrants    options, warrants and          (excluding securities
                                                  and rights                    rights                reflected in column (a))

Plan Category                                     Column (a)                  Column (b)                     Column (c)
--------------------------------------- ----------------------------- -------------------------- ---------------------------------
Equity Compensation Plans Approved by              791,000                       $1.04                         809,000
Stockholders (1)
--------------------------------------- ----------------------------- -------------------------- ---------------------------------
Equity Compensation Plans Not Approved             100,000                         -                              0
by Stockholders (2)
--------------------------------------- ----------------------------- -------------------------- ---------------------------------
Total                                              891,000                       $1.04                         809,000
--------------------------------------- ----------------------------- -------------------------- ---------------------------------

(1)  The Company's 1996 Stock Incentive Plan, as amended.

(2) October 2004 grant of 100,000 shares of restricted stock to Jeffrey R. Johnson as compensation, of which 10,000 vested on January 1, 2005, 5,000 shall vest on the first day after each fiscal quarter from April 1, 2005 until January 1, 2007, and 6,250 shares shall vest on the first day after each fiscal quarter from April 1, 2007 until January 1, 2009, so long as Mr. Johnson remains in the employ of the Company. Since these shares of restricted stock have no exercise price, they are not included in the weighted average exercise price calculation.

Employment Agreements.

      Jeffrey R. Johnson serves as President and Chief Executive Officer of the Company under a five-year Employment Agreement expiring on September 30, 2009. Under the agreement, Mr. Johnson is entitled to a base salary of $325,000, subject to adjustment upward by the Board of Directors, to a 25% participation in an executive bonus pool of 10% of the after tax consolidated net profits of the Company in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. The Company also agreed to reimburse Mr. Johnson for certain expenses associated with his relocating, and a tax gross-up to the extent such payments are includable in income. Additionally, Mr. Johnson was granted 100,000 shares of restricted stock of the Company, of which 10,000 vested on January 1, 2005, 5,000 shall vest on the first day after each fiscal quarter from April 1, 2005 until January 1, 2007, and 6,250 shares shall vest on the first day after each fiscal quarter from April 1, 2007 until January 1, 2009, so long as Mr. Johnson remains in the employ of the Company. Mr. Johnson agreed to make a prompt Internal Revenue Code 83(b) election with respect to the grant, and the Company agreed to a gross-up to reimburse the taxes due in respect of such election In connection with his employment, Mr. Johnson agreed to purchase from the Company 20,000 shares of Common Stock at a purchase price per share equal to the weighted average closing price of the Company's stock during the month of September 2004.

      Pursuant to a Registration Rights Agreement, the Company granted Mr. Johnson registration rights with respect the 20,000 shares purchased by him and any of his restricted shares that have vested, including two "demand" and unlimited piggyback rights, subject to customary limitations, holdbacks and blackout periods.

      The Company may terminate the employment agreement with or without cause (as defined in the employment agreement) and Mr. Johnson may terminate the employment agreement with or without good reason (as defined in the employment agreement, which definition includes Mr. Johnson ceasing to be a director of the Company). In the event of any termination Mr. Johnson shall receive any accrued salary, unused vacation, and reimbursement of expenses incurred through the termination. Additionally, in the event of any termination other than by the Company for cause or by Mr. Johnson without good reason, including death or disability, Mr. Johnson shall also receive a prorated bonus from the executive bonus pool, a lump sum payment of $225,000, and, if such termination occurs on or after January 1, 2006, payments of $13,542 for each month (or partial month) of employment with the Company after December 31, 2005; provided that the total amount paid shall not exceed his salary as of the date of such termination plus his actual total benefits for the twelve months before such termination. Upon such termination, any restricted stock that has not yet vested will vest immediately.

      Under the employment agreement, Mr. Johnson is subject to covenants not to compete for twelve months following any termination of his employment (or for a period equal in duration to his employment if his employment is less that twelve months, and not to solicit employees of the Company or its affiliates for 9 months after such termination.

      The parties agreed to negotiate in good faith any changes in Mr. Johnson's employment arrangements necessary to avoid excise taxes under the American Jobs Creation Act of 2004 and any regulations promulgated thereunder.

      Paul D. Colasono serves as Chief Financial Officer and Executive Vice President of the Company under an employment agreement that was entered into on April 13, 2005, with an effective date of March 28, 2005. Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005. Mr. Colasono's employment term runs from the effective date of the employment agreement until its termination by the Company or Mr. Colasono.

      Under the employment agreement, Mr. Colasono is entitled to a base salary of $250,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of the Company in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. Mr. Colasono will be entitled to a targeted bonus in the amount of $150,000, prorated for the period of his actual employment for 2005 and subject to the reasonable discretion of the Board of Directors. Determination of the actual amount of Mr. Colasono's bonus for 2005 will depend, as to 80% of the targeted amount, upon the financial performance of the Company and as to 20% of the targeted amount upon Mr. Colasono's personal performance. Additionally, Mr. Colasono will receive a housing allowance of $1,500 per month.

      In connection with his entry into the employment agreement, the Company agreed to grant Mr. Colasono 17,000 shares of restricted stock of the Company, of which 2,000 vested upon grant, 5,000 vest on March 28, 2006, 5,000 vest on March 28, 2007 and 5,000 vest on March 28, 2008, if Mr. Colasono is then employed by the Company. Any unvested shares of restricted stock vest immediately upon occurrence of a change of control (as defined in the employment agreement) or Mr. Colasono's death or disability. Except under those circumstances, any unvested shares of restricted stock will be forfeited to the Company in the event of a termination of Mr. Colasono's employment with the Company. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and the Company agreed to reimburse Mr. Colasono for any federal, state or local taxes due from having made such election at his incremental tax rate.

      Pursuant to the employment agreement, the Company may terminate Mr. Colasono's employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it with or without good reason (as defined in the employment agreement). If Mr. Colasono is terminated by the Company without cause or Mr. Colasono terminates his employment for good reason, or his employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Colasono will be entitled to severance, including a lump sum payment equal to his salary for a specified period and, at his option, either continued health benefits during the specified period or a lump sum payment equal to the medical insurance premiums that would be payable by the Company in respect of such specified period. If the termination occurs prior to a change in control (as defined in the employment agreement) the specified period will be (i) three months if the termination occurs prior to September 1, 2005, (ii) six months if it occurs thereafter but prior to September 1, 2006 and (iii) twelve months if it occurs thereafter. If the termination occurs following a change in control, the specified period will be
(i) six months if the termination occurs prior to September 1, 2005, (ii) twelve months if it occurs thereafter but prior to September 1, 2006 and (iii) eighteen months if it occurs thereafter.

      Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of the Company for certain periods specified therein. Seth Cohen served as President and Chief Executive Officer of the Company until May 15, 2004. Pursuant to a separation agreement, as amended, between Mr. Cohen and the Company, the Company agreed to make a one-time payment of $488,317 and monthly payments of $22,975 from June 15, 2004 through April 15, 2005 to Mr. Cohen. Pursuant to such agreement, the parties gave each other full releases from all other claims.

Compensation Committee Interlocks and Insider Participation.

      During 2004, Joseph Caiazzo, Steven W. Lefkowitz and William F. Sullivan served on the Company's Compensation Committee. Mr. Caiazzo served until the end of August as Vice President, Chief Operating Officer and Secretary of the Company and since the beginning of September 2004 as Executive Vice President and Secretary of the Company.

      The Compensation Committee of the Company was established in 2000. The Compensation Committee establishes compensation for the chief executive officer and reviews compensation for other officers and employees and other employee benefit programs, when necessary. This Committee is responsible for the 2004 Compensation Committee Report on Executive Compensation.

                      REPORT OF THE COMPENSATION COMMITTEE

      The following report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Committee Report on Executive Compensation.

      Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information with regard to the compensation and benefits provided to the Company's Chief Executive Officer and the other executive officers of the Company. The disclosure requirements for those executive officers include the use of a report explaining the rationale and considerations that led to fundamental compensation decision affecting those individuals. The Compensation Committee of the Board of Directors (the Committee") establishes compensation for the chief executive officer and reviews compensation for other officers and employees and other benefit programs, when necessary. In fulfillment of the disclosure requirement, the Committee has prepared the following report for inclusion in this proxy statement.

      The Company has no employees who perform services for the Company without additional compensation. The Committee evaluates the performance of each named executive officer of the Company and reviews the compensation of all executives.

Compensation Policies.

      The Committee's functions include establishing the general compensation policies of the Company, reviewing and approving compensation for the executive officers and members of the board of directors and administering the Company's stock option plans. The goal of the committee is to design compensation packages that will allow the Company to attract and retain, as well as motivate and reward, executives and directors with the skills and talents to achieve both the current and long term financial, strategic and operating goals of the Company. The intended result is to align the interests of the executives and directors with those of the Company's shareholders.

      The Company's typical executive compensation package has historically consisted of three main components: (1) base salary; (2) annual incentive cash bonuses; and (3) long-term incentive compensation in the form of stock options and/or restricted stock grants. The Committee manages all three components on an integrated basis to attract and retain highly qualified management; to provide short-term incentive compensation that varies directly with the Company's financial performance; and to link long-term compensation directly with long-term stock price performance.

Base Compensation

      The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting executives and professionals as well as the recommendations of the chief executive officer. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

Annual Incentive Cash Bonuses

      In addition to base salary, executives and managers are eligible to receive annual incentive cash bonuses, upon the achievement of certain financial, strategic and operating goals, including, but not limited to, profitable asset acquisitions, achieving servicing goals and achieving financial targets. At the beginning of each year, the Committee and the Chief Executive Officer review each individual's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the individual within the Company. Such bonuses are intended to recognize the contributions of key employees of the Company in achieving its current goals. It is further intended to attract and retain key employees of outstanding ability. Certain key executives are entitled to participate in and may be awarded percentages of an Executive Bonus Pool the size of which is determined each year by the Board of Directors and which was set at 10% of all Net Income in excess of $500,000 for fiscal year 2004.

Stock Option and/or Restricted Stock Grants

      The Committee considers long-term, stock-based compensation as an essential tool in aligning the interests of management with that of the Company's shareholders. In its evaluation of the appropriate level of long-term stock-based compensation, the Committee considers industry peer group data, the Company's prior long-term incentive compensation practice and the number of stock options outstanding relative to the number of shares of the Company's common stock outstanding. Incentive and/or Non-qualified options to purchase common stock of the Company are granted to individuals under the 1996 Stock Option Plan, as amended. The objective is to encourage these individuals to manage the Company in a manner that would increase long-term shareholder value. Options are generally granted at an exercise price of 100% of the common stock's market value on the grant date, vest over varying amounts of time and expire 10 years from the date of grant unless the optionee no longer serves as an employee or director of the Company or a subsidiary. Options are granted by the Committee using the Black-Scholes option valuation model, and the Committee takes into consideration other factors such as dilution, the number of shares of the Company's common stock outstanding, the Company's financial performance and the officer's individual performance. In 2004 the Committee increasingly recommended the use of restricted stock grants rather than options in connection with the retention of key executives. In addition, the Committee has recommended that the Company consider implementing a new long-term incentive plan based on restricted stock grants with a concomitant decrease of the options reserved under the 1996 Stock Option Plan, as amended.

Chief Executive Officer's Compensation

      Mr. Johnson was hired in October 2004. The Committee negotiated the terms and conditions of Mr. Johnson's employment agreement which is filed as an exhibit with the SEC. Under the term of said agreement, Mr. Johnson's base salary is $325,000 per annum. In addition his annual cash incentive bonus is 25% of the executive bonus pool which was set for 2004 at 10% all net income in excess of $500,000. Such salary and bonus was prorated for the actual period of time for which Mr. Johnson was employed by the Company. In addition, the Committee recommended that Mr. Johnson be awarded an additional bonus of $35,000 after considering Mr. Johnson's performance, leadership of the Company and the discharge of his duties as chief executive officer.

      Mr. Jardin joined the Board of Directors in January 2005 and did not participate in the Compensation Committee's deliberations in 2004.

                           Respectfully submitted by the Compensation Committee, Steven W. Lefkowitz, Chairman
                           Alexander Gordon Jardin

                             STOCK PERFORMANCE GRAPH

      The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Russell 2000 index and a peer group for the period from December 31, 1999 through December 31, 2004. The measurement assumes a $100 investment on December 31, 1997. The peer group is made up of the following 10 publicly-held financial services companies: 21st Century Technologies Inc., Advanta Corp., Asta Funding, Inc., Credit Acceptance Corporation, Encore Capital Group, Inc., Equitex, Inc., First Investors Financial Services Group, Inc., MFC Development Corp., Microfinancial Incorporated and Temporary Financial Services, Inc. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock, which performance could be affected by factors and circumstances outside of the Company's control. Data for the Russell 2000 index and the peer group assume reinvestment of dividends. The Company has not paid dividends on its Common Stock in recent years and has no present plans to do so.

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


      The Company currently subleases approximately 2,500 square feet of office space on the fifth floor at Six Harrison Street in New York, New York, from RMTS, LLC, of which Mr. Axon owns 80%. Pursuant to the sublease, the Company paid RMTS rent of approximately $50,500 in 2003 and $51,500 in 2004. The sublease for the fifth floor space extends to August 31, 2009. However, in connection with the anticipated move of most of its offices to Jersey City, New Jersey, in July 2005, the Company initiated negotiations with RMTS and currently expects to pay RMTS $125,000 to terminate the lease in August 2005.

      The Company currently leases approximately 7,400 square feet of office space at 185 Franklin Street in New York, New York from 185 Franklin Street Development Associates, a limited partnership, of which 185 Franklin Street Development Corp., which is wholly-owned by Mr. Axon, is the general partner. Pursuant to the leases, the Company paid 185 Franklin Street Development Associates rent of approximately $13,050 per month in 2003 and $18,600 per month in 2004. Various leases govern the six floors of office space at 185 Franklin Street, all of which expire in 2008. However, in connection with the anticipated move of most of its offices to Jersey City, New Jersey, in July 2005, the Company initiated negotiations with 185 Franklin Street Development Association and has proposed to pay $462,859 to terminate the lease in August 2005.

      The Company owns a condominium apartment unit at 350 Albany Street in New York, New York. Mr. Axon owns a condominium apartment unit at 300 Albany Street in New York, New York. The Company currently expects to sell the 350 Albany Street apartment unit to Mr. Axon in exchange for $514,000 in cash, an amount equal to the appraised value of the property less one-half the realtor fees that would be incurred in an open-market sale. The terms of the transaction are expected to be finalized and the transaction is expected to close on or about April 30, 2005. Concurrently, with the sale of the 350 Albany Street apartment unit to Mr. Axon, the Company proposes to enter into a one-year-rental agreement with Mr. Axon to secure the use of either of the 300 Albany Street or 350 Albany Street apartment units for 240 nights per year at the rate of $225 per night, with such amount to cover all costs, including cleaning and maintenance fees.

      Rockwell Drilling Company, a wholly-owned subsidiary of Miramar Resources, Inc. at the time of Miramar's merger with the Company in 1994, is a holding company for various gas and oil interests and has certain responsibilities in aggregating and disbursing the proceeds from these interests. Rockwell is not engaged in the business of the Company or its other subsidiaries. The interests held by Rockwell must be liquidated under a plan of reorganization, with the assets distributed to members in those interests and creditors. The Company has proposed to sell 100% of its interest in Rockwell to Mr. Axon for $30,800, the estimated value of the Company's membership interests in the assets held by Rockwell. The terms of this transaction are expected to be finalized and the transaction is expected to close on or about April 30, 2005.

      At various times from January 1998 until October 2003, Mr. Axon provided personal guarantees with regard to certain Franklin Credit debt outstanding to Sky Bank. While the Compensation Committee of the Board of Directors had agreed in principle to compensate Mr. Axon for providing these guarantees, he was not compensated at the time. The Compensation Committee has determined that, based on the amount of capital at risk, a reasonable reimbursement rate and the time value of money, the reasonable compensation for these guarantees is $23,322, which will be paid to Mr. Axon by April 30, 2005.

      In 1998, Mr. Axon, the Company's Chairman, purchased from the Company, a Florida condominium unit subject to considerable title defects, held by the Company in its OREO available for sale. The consideration included forgiveness of $184,335 of indebtedness of the Company to an affiliated company and issuance by Mr. Axon of a note to the Company in the amount of $234,165. The note bore interest at a rate of 8% per annum, was secured by the condominium property, and was due June 1, 2001. During 2001, the parties agreed to extend the note until December 31, 2003 and it has since been satisfied.

      During 2000, Mr. Axon purchased from the Company a New York condominium held by the Company in its OREO. The consideration included the issuance by Mr. Axon of a note to the Company in the amount of $165,000. The note bore interest at a rate of 8% per annum, was secured by the condominium property, and was due together with all accrued interest and other charges on January 30, 2004. The note has since been satisfied.

      On March 31, 1999, Mr. Steven W. Lefkowitz, a board member, purchased from the Company without recourse a delinquent non-performing note receivable held by the Company. The consideration given included a note for $270,000 payable to the Company. The note bore interest at a rate of 8% per annum, payable monthly, and was secured by a mortgage on real estate. The note has since been satisfied.

      The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above.

                                   PROPOSAL 2

  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP ("D&T") as the Company's independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2005, and recommends that stockholders vote for ratification of this appointment. D&T has audited the Company's financial statements since January 1997. A representative of D&T is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

      D&T has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2004 and 2003:

                                                  2004       2003
                                                  ----       ----

Audit Fees..............................       $400,000    $320,000

Audit-Related Fees......................        $14,000        -

Tax Fees................................       $143,600    $65,000

All Other Fees..........................           -           -

      Audit Fees consist of fees for the audit and review of the Company's financial statements, statutory audits, comfort letters, consents, and assistance with and review of documents filed with the SEC. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, internal control reviews, and various attestation engagements. 100% of tax fees, which generally represent fees for tax compliance and advisory services, were approved by the Audit Committee.

Policy on Pre-Approval of Retention of Independent Auditor

      The engagement of D&T for non-audit accounting and tax services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for utilizing its services. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, all audit and permitted non-audited services to be performed by D&T require pre-approval by the Audit Committee. Such pre-approval may be given by the chairman of the Audit Committee under certain circumstances, with notice to the full Committee at its next meeting.

Vote Required for Ratification of Deloitte &Touche

      Ratification of the appointment of D&T requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.

      The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

                                 OTHER BUSINESS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter that is to be presented to Stockholders for formal action at the Annual Meeting. If, however, any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.


                              STOCKHOLDER PROPOSALS

      Any Stockholder proposal intended to be presented at the next annual meeting of Stockholders must be received by the Company at its principal executive offices, Six Harrison Street, New York, New York 10013, no later than December 23, 2005 in order to be eligible for inclusion in the Company's proxy statement and form of proxy to be used in connection with that meeting. Such proposals must comply with the Company's By-laws and the requirements of Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act").

      In addition, Rule 14a-4 of the Exchange Act governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to the Company's 2006 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal prior to March 8, 2006, the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

                                OTHER INFORMATION

      Although it has entered into no formal agreements to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission or special letter by Directors, Officers and regular employees of the Company without additional compensation.

      IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. THE BOARD URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE. YOUR COOPERATION AS A STOCKHOLDER, REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN, WILL REDUCE THE EXPENSES INCIDENT TO A FOLLOW-UP SOLICITATION OF PROXIES.

      IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY AT (212) 925-8745.

                                    Sincerely yours,


                                    /s/ Thomas J. Axon
                                    -----------------------------
                                    THOMAS J. AXON
                                    Chairman


New York, New York
April 22, 2005

                     FRANKLIN CREDIT MANAGEMENT CORPORATION


                         Annual Meeting of Stockholders


                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS


      The undersigned hereby appoints Thomas J. Axon, Jeffrey R. Johnson and Joseph Caiazzo, or if only one is present, then that individual, with full power of substitution, to vote all shares of Franklin Credit Management Corporation (the "Company"), which the undersigned is entitled to vote at the Company's Annual Meeting to be held at the corporate offices of the Company, on Thursday, May 5, 2005, at 10:00 a.m., New York time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS. To elect the nominees for the classes and terms indicated below, please complete both of the sections below:

      --------------------------------------------------------------------------
         |_| FOR ALL NOMINEES LISTED BELOW    |_|  WITHHOLD AUTHORITY to vote
             (except as marked to the              for all nominees listed below
             contrary below)
      --------------------------------------------------------------------------

      (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

    Class I                    Class II                  Class III

    Nominees to Board Terms    Nominees to Board Terms   Nominees to Board Terms
    Expiring 2006              Expiring 2007             Expiring 2008

    Robert M. Chiste           Michael Bertash           Thomas J. Axon
    Alexander Gordon Jardin    Frank B. Evans, Jr.       Jeffrey R. Johnson
    William F. Sullivan        Steve W. Lefkowitz        Allan R. Lyons

2. APPROVAL OF AUDITORS: To ratify and approve the appointment of Deloitte & Touche LLP as independent public auditors of the Company for the fiscal year ending December 31, 2005;

            FOR |_|           AGAINST |_|       ABSTAIN |_|

and in their discretion, upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.

            (Continued and to be dated and signed on the other side.)

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

      PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: |X|

      Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.


Dated: _______________________, 2005___________________________________________
                                            (Signature of Stockholder)


                                    ___________________________________________
                                            (Signature of Stockholder)


Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized Officer.

                                                                         Annex A

           Charter of the Audit Committee of the Board of Directors of Franklin Credit Management Corporation

I. Purpose. The Audit Committee ("Committee") of the Board of Directors ("Board") of Franklin Credit Management Corporation ("Company") is designated by and acts on behalf of the Board pursuant to Article II,
      Section 9 of the Company's Bylaws ("Bylaws"). The Committee's purposes shall be:

      A. To assist the Board in its oversight of (i) the accounting and financial reporting processes of the Company and the audits of its financial statements; (ii) the integrity of the Company's financial statements; (iii) the Company's internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the performance of the Company's internal audit function;

      B. To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors' qualifications and independence; and

      C. To prepare the report required by the rules of the Securities and Exchange Commission ("SEC") to be included in the Company's proxy statement.

The role of the Committee is oversight. The members of the Committee are not employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management's representations, or to determine that the Company's financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles in the United States ("GAAP") or fairly present the financial condition, results of operations, and cash flows of the Company. These are the responsibilities of management and the independent auditors. The Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with GAAP, that the audit of the Company's financial statements has been carried out in accordance with applicable auditing standards, or that the Company's independent auditors are in fact "independent."

II.   Membership

      A. The Committee shall be composed of at least three directors, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment and must be found by the board to (i) qualify as an "independent director" under applicable rules, unless the Board determines that an exemption to such qualification is available under applicable rules. Members of the Committee must also satisfy the following additional independence requirements:

            1. No Committee member may be an affiliated person of the Company or any of its subsidiaries, as defined in SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"); and

            2. No Committee member shall accept directly or indirectly, including through certain family members identified in SEC Rule 10A-3 under the Exchange Act, any consulting, advisory, or other fees from the Company or any subsidiary of the Company, except for fees for services as a director and member of the Audit Committee and any other Board committee and certain fixed retirement benefits and deferred compensation, as set forth in SEC Rule 10A-3.

      B. In addition, all members of the Committee shall be able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement. At least one member of the Committee must in the judgment of the Board be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, which results in such member's financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

      C. The members of the Committee shall be nominated by the Nominating and Corporate Governance Committee and appointed by a majority of the Board for one-year terms. The Nominating and Corporate Governance Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board or until their successors shall be appointed.

III.  Meetings and Procedures

      A. The Committee shall meet as often as it may deem necessary and appropriate in its judgment, but in no event less than quarterly. A majority of the members of the Committee shall constitute a quorum.

      B. The Committee shall meet with the independent auditors, the senior executive of the Company who has responsibility for the internal auditing functions, and management in separate meetings, as often as it deems necessary and appropriate.

      C. The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee.

      D. The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests.

      E. The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

      F. The Committee shall report to the Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.

      G. The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

      H. The Committee may delegate authority to one or more members of the Committee where appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation, or listing standard to be exercised by the Committee as a whole.

IV. Duties and Responsibilities. The Committee shall have the following resources, duties and responsibilities:

      A.    Resources. The Committee shall have:

            1. Sole responsibility and the necessary funding, to retain, set compensation and retention terms for, compensate and terminate any internal and external legal, accounting and other advisors that the Committee determines to employ to assist in the performance of its duties.

            2. Access to internal advisors and all other resources within the Company to assist it in carrying out its duties and responsibilities.

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      B.    Duties with respect to the Financial Reporting Process. The
            Committee shall:

            1. Oversee the accounting and financial reporting processes of the Company and the audits of its financial statements;

            2. Generally oversee the disclosure controls and procedures established to provide full, fair, accurate, timely and understandable disclosure by the Company in periodic reports, proxy statements and other filings filed or furnished by the Company under the Exchange Act.

            3. Review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company's annual report on Form 10-K, the quarterly financial statements to be included in the Company's Form 10-Qs (including obtaining assurance from the independent auditors that they have reviewed the Company's quarterly financial reports within the meaning of the procedures set forth in Statement on Auditing Standards No. 71 prior to the filing of the Company's Form 10-Q for each quarter), the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any other financial disclosures to be included in SEC filings prior to their release. In addition, the Committee shall discuss with management and the independent auditors major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, the effects of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the financial statements; and the use of pro forma or non-GAAP financial information. The Committee shall review with the independent auditors such auditors' judgment of the quality of the Company's accounting practices.

            4. Review (if any) any material off-balance sheet transactions, arrangements and obligations (including contingent obligations) and any other relationships of the Company with unconsolidated entities that may have a current or future material effect on the Company's financial statements.

            5. Review and discuss with management and the independent auditors the adequacy of the Company's CEO and CFO financial report certification process, any correspondence with regulators, and any published reports that raise material issues with respect to, or that could have a significant effect on, the Company's financial statements.

            6. Recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

            7. Review earnings press releases prior to their release, as well as the types of financial information and earnings guidance and types of presentations to be provided to analysts and rating agencies.

            8. Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement.

      C. Duties with respect to Risk Assessment and the Control Environment. The Committee shall:

            1. Discuss periodically with management the Company's policies and guidelines regarding risk assessment and risk management, including environmental risk assessment and risk management, as well as the Company's major financial risk exposures and the steps that management has taken to monitor and control such exposures.

            2. Review and update periodically the Company's Code of Ethics and Business Conduct and have the sole authority to grant appropriate waivers of the application of the Company's Code of Ethics and Business Conduct to a director or executive officer. Any such waiver shall, to the extent legally required, be promptly reported to the entire Board and publicly disclosed.

            3. Meet periodically with the senior members of the internal audit function, the general counsel's office and, where appropriate, the independent auditors, to review the Company's policies and procedures regarding practices that may impact the financial statements, and to review the Company's performance relative to the Code of Ethics and Business Conduct. Meet at least annually with the CFO and the independent auditor in separate executive sessions.

            4. Oversee the Company's internal controls and their adequacy and effectiveness, including its internal control over financial reporting; discuss with management and the independent auditors the impact on the Company of any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any special audit steps adopted in light of material control deficiencies; consider any fraud involving management or other employees that is reported to the Committee; and oversee appropriate corrective actions in internal control.

      D. Duties with respect to the Independent Auditors. The Committee shall:

            1. Have the sole authority to appoint, retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company's independent auditors (including resolution of their disagreements with management regarding financial reporting). The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, to compensate the independent auditors.

            2. Review and approve in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Committee may establish policies and procedures for the pre-approval of audit and non-audit services, including the ability to delegate to one or more of its members the authority to grant pre-approvals for the performance of non-audit services, and any such Committee member who pre-approves a non-audit service shall report the pre-approval to the full Committee at its next meeting.

            3. Prior to each audit, meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of rotation requirements and other independence rules on the staffing.

            4. At least annually, obtain and review a report by the independent auditors describing: (i) the auditing firm's internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the firm, and any steps taken to deal with any such issues.

            5. Annually review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate their continued independence. In this regard, the Committee shall (i) review on an annual basis a written statement from the independent auditors (consistent with Independent Standards Board Standard No. 1) that discloses all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) discuss with the independent auditors any disclosed relationships or services that may impact their objectivity and

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

                  independence; and (iii) take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditors

            6. Review periodically any reports prepared by the independent auditors and provided to the Committee relating to significant financial reporting issues and judgments including, among other things, the Company's selection, application, and disclosure of critical accounting policies and practices; alternative treatments within GAAP for policies and practices relating to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

            7. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to such letter. Such review should include:

                  a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

                  b. Any changes required in the planned scope of the internal audit.

                  c.    The financial and accounting department
                        responsibilities, budget and staffing.

            8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. Document that such discussion has taken place noting the date, participants and place of the discussion, but not the nature and scope of such discussion so that frank and open communication between the Committee and the independent auditor may occur.

            9. After reviewing the reports from the independent auditors and the independent auditors' work throughout the audit period, conduct an annual evaluation of the independent auditors' performance and independence, including considering whether the independent auditors' quality controls are adequate. This evaluation also shall include the review and evaluation of the lead partner of the independent auditors, including assuring the regular rotation of the lead audit partner as required by law. In making its evaluation, the Committee shall take into account applicable legal and listing requirements as well as the opinions of management and the senior member of the Company's internal audit department. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

            10. Set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in a financial reporting oversight role any partner, employee, or former employee of the Company's independent auditors who participated in any capacity in an audit of the Company during the one-year period preceding the date of initiation of the then-current audit.

      E. Duties with respect to the Internal Audit Function. The Committee shall:

            1. Oversee the activities, organizational structure, and qualifications of the persons performing the internal audit function.

            2. Review and approve the appointment and replacement of the senior member of the internal audit function.

            3. Review and approve the annual internal audit plan of, and any special projects undertaken by, the internal audit function, and discuss the internal audit function's plan, operations and budget with the Company's independent auditors.

            4. Discuss with the internal audit function any changes to, and the implementation of, the internal audit plan and any special projects and discuss with the internal audit function the results of the internal audits and special projects.

            5. Review any significant reports to management prepared by the internal audit function and management's responses.

      F.    Duties with respect to Evaluations and Reports. The Committee shall:

            1. Under the guidance of the Nominating and Corporate Governance Committee, annually review and assess the performance of the Committee and deliver a report to the Nominating and Corporate Governance Committee which will then deliver a report to the Board setting forth the results of the Committee's evaluation. In conducting this review, the Audit Committee shall address matters that it considers relevant to its performance, including at a minimum, the adequacy, appropriateness, and quality of the information and recommendations presented to the Committee, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

            2. Make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company's public reporting, the Company's compliance with legal and regulatory requirements, the performance and independence of the Company's independent auditors, the performance of the Company's internal audit department, and the effectiveness of the Company's disclosure controls and procedures.

      G.    Other Duties and Responsibilities. The Committee shall:

            1.    Review and approve all related party transactions.

            2. Establish and maintain procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

            3. Review and address any notifications regarding violations of the Company's Code of Ethics and Business Conduct.

            4. Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Nominating and Corporate Governance Committee, which shall, if appropriate, recommend such changes to the Board for its approval.

            5. Maintain free and open communication with the Board, management, the internal auditor, and the independent auditors.

            6. Perform any other activities consistent with this Charter, the Company's Amended and Restated Certificate of Incorporation, the Bylaws, and governing law, as the Committee or the Board may deem necessary or appropriate.

                                       6